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NEWS RELEASE
For immediate release

Printware, Inc.
1270 Eagan Industrial Rd.
St. Paul, MN  55121
http://PrintwareInc.com

CONTACT:
      Mark G. Eisenschenk, (651) 456-1403

                 Printware, Inc. Names Mark Eisenschenk CFO

     ST. PAUL, MINN., February 2, 2001-Printware, Inc. (Nasdaq-NNM: PRTW) today announced Mark Eisenschenk has been named Chief Financial Officer of the Company, succeeding Tom Petschauer.

     Eisenschenk is a certified public accountant who began his career with Arthur Andersen, LLP. He has held financial management positions at Allied-Signal, Inc., serving in the company's $220 million printing ink manufacturing business unit. He has also served as CFO of ECM Publishers, Inc., a $30 million printing and publishing company. In addition, Eisenschenk was CFO of Ringer Corporation and most recently has been Managing Partner of Goldmark Advisors, LLC, a Minneapolis-based high technology business advisory firm.

     Stanley Goldberg, Printware's President and CEO noted, "Mark is well suited for the Chief Financial Officer position. He has been a CFO with both public and private companies and more importantly has relevant printing and the high technology industry experience. Mark's experience should allow him play a major role in helping Printware achieve a number of the initiatives we recently announced."

     Printware, Inc. designs, builds and markets "computer-to-plate" systems, which are used by the printing industry to create printing plates directly from computers or the Internet. Computer-to-plate systems replace the traditional platemaking process of typesetting, proofing, paste-up, camera work and processing film.


     Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Additional information concerning the factors that could cause actual results to differ materially from the Company's current expectations is contained in the Company's SEC filings.